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                                                                     EXHIBIT 4.9
                        AMENDMENT TO DEPOSIT AGREEMENT

     THIS AMENDMENT, dated as of March 27, 1997, is between MATTEL, INC. ("Mattel"), a Delaware corporation (as successor to Tyco Toys, Inc., a Delaware corporation ("Tyco")) and THE FIRST NATIONAL BANK OF BOSTON, a Massachusetts corporation ("FNBB" or the "Depositary").


     WHEREAS, TYCO and Midlantic Bank, N.A., a national banking association ("Midlantic") have previously entered into that certain Depositary Agreement for Series C Mandatorily Preferred Stock, dated as of June 24, 1996 (the "Deposit Agreement"); and

     WHEREAS, as of the date hereof, pursuant to instruments effected in accordance with Section 5.04 of the Deposit Agreement, PNC Bank, N.A. (as successor to Midlantic) was removed as depositary and FNBB was appointed as depositary; and

     WHEREAS, as a result of the merger of Tyco with and into Mattel, effective as of the date hereof (the "Merger"), Mattel is the successor to Tyco under the Deposit Agreement; and

     WHEREAS, Mattel and the Depositary wish to effect, in accordance with
Section 6.01 of the Deposit Agreement, certain amendments to the Deposit Agreement to reflect the effects of the Merger, including, without limitation, the issuance of Series C Mandatorily Convertible Redeemable Preferred Stock, par value $1.00 per share, of Mattel ("Mattel Series C Preferred Stock") in exchange for Series C Mandatorily Convertible Redeemable Preferred Stock, par value $.10 per share, of Tyco ("Tyco Series C Preferred Stock"); and

     NOW, THEREFORE, Mattel and the Depositary Agree as follows:

     SECTION 1. Defined Terms. Except as otherwise set forth herein, capitalized terms used herein and not otherwise defined shall have the meaning provided in the Deposit Agreement.

     SECTION 2. Successors. (a) All references to "Tyco Toys, Inc." or to "Tyco" contained in the Deposit Agreement are hereby amended to be references to Mattel and all references to the defined term "Company" contained in the Deposit Agreement shall be references to Mattel.

     (b) All references to "Midlantic Bank, N.A., a national banking association" or to "Midlantic" contained in the Deposit Agreement are hereby amended to be references to FNBB, and all references to the defined term "Depositary" contained in the Deposit Agreement shall be references to FNBB.





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     SECTION 3.  Certain Definitions.  The following definitions set forth in
Article I of the Deposit are hereby amended in their entirety as follows:

          "Common Stock" shall mean the common stock, par value $1.00 per share, of the Company, or any security into which the Common Stock may be converted.

          "Company" shall mean Mattel, Inc., a Delaware corporation, and its successors.

          "Depositary" shall mean The First National Bank of Boston, a Massachusetts corporation, and any successor as Depositary hereunder.

          "Depositary Shares" shall mean Depositary Shares, each representing ownership of one twenty-fifth of a share of Stock deposited with the Depositary under this Deposit Agreement, all as evidenced by a Receipt. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Stock represented by such Depositary Share, including the dividend, voting, redemption, conversion and liquidation rights and subject, proportionately, to all of the limitations of the Stock represented thereby, contained in the Certificate, and to the benefits of all obligations of the Company under the Certificate.

          "Depositary's Agent" shall mean Boston EquiServe, L.P., or any other agent appointed by the Depositary pursuant to Section 7.05.

          "Depositary's Office" shall mean the corporate trust office of the Depositary in Canton, Massachusetts, at which at any particular time its depositary receipt business shall be administered.

          "Stock" shall mean the Series C Mandatorily Convertible Redeemable Preferred Stock, par value $1.00 per share, of the Company.

     SECTION 4. Lost Receipts, etc. Section 2.09 of the Deposit Agreement is hereby amended by inserting a period after the word "it" in the phrase "reasonable indemnification satisfactory to it" therein, and by deleting the remainder of the sentence.

     SECTION 5. State of Organization of the Depositary. Clause (i) of the last sentence of the last paragraph of Section 5.03 is hereby amended in its entirety as follows:

         "the Depositary has been duly organized and is validly existing and in good standing under the laws of the State








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         of Massachusetts, with full power, authority and legal right under such law to execute, deliver and carry out the terms of this Deposit Agreement."

               Section 6.  Miscellaneous.

               (a) This Amendment may be executed by the parties hereto in separate counterparts, each of which shall constitute one and the same original.

               (b) Except as provided in this Amendment to Deposit Agreement, the Deposit Agreement remains in full force and effect without any amendment or alteration.


                                                             (signatures follow)
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          IN WITNESS WHEREOF, Mattel and the Depositary have duly executed this
Amendment to Deposit Agreement as of the day and year first above set forth.

                                   MATTEL, INC.

                                       By: /s/ Ned Mansour
                                          -------------------------
                                          Name: Ned Mansour
                                          Title: President, Corporate Operations


                                   THE FIRST NATIONAL BANK OF BOSTON


                                       By: /s/ Geoffrey D. Anderson
                                          --------------------------
                                          Name: Geoffrey D. Anderson
                                          Title: Director, Client Services